Exhibit 99

Belmond bolsters Operational leadership team and appoints Daniel Ruff as Senior Vice President, Head of Global Operations

• Chief Operating Officer position to be divided into two newly-created roles
• Philippe Cassis to continue to lead Belmond’s organizational transformation

Hamilton, Bermuda — November 30, 2017 — Belmond Ltd. (NYSE: BEL, Belmond.com (“Belmond” or the “Company”) today announced the appointment of Daniel Ruff as Senior Vice President, Head of Global Operations. Ruff most recently served as President and Managing Director EMEA of Wyndham Hotel Group, where he oversaw the successful growth of the company’s business across Europe, the Middle East, Africa, and India.

“We are delighted to welcome Daniel, who has a proven track record in building global businesses and brings more than 15 years of professional experience to the role,” said Roeland Vos, President and Chief Executive Officer. “Dan’s significant operational expertise within the travel industry strengthens our business ahead of an important period of growth, and his appointment further bolsters Belmond’s deep leadership bench.”

Prior to his role at Wyndham, Ruff held various positions at Starwood Hotels and Resorts as a member of the EMEA senior leadership team. As Vice President, Asset Management and Vice President, Owner Relations & Portfolio Management his remit covered approximately 250 owned, leased, managed and franchised hotels. Ruff began his career at Credit Suisse First Boston in the investment banking division.

Ruff’s appointment marks an exciting evolution in the Company’s Operations function which to date has been successfully led by Philippe Cassis.

“Philippe has served in the role as Chief Operating Officer for over two years, and in that time can be credited with transforming many existing global operations, as well as supporting the organizational evolution of our growing company,” added Mr. Vos.

To support Belmond’s organizational transformation as well as its long-term growth strategy, the existing role of Chief Operating Officer will be divided into two newly-created positions.

Effective January 2018, Cassis will take up his new role as Senior Vice President, Organizational Support. Cassis will have ongoing responsibility for the Project Management Office; New Builds & Transitions; Food and Beverage; and Engineering, which will provide him with continued oversight on various key strategic projects.

Mr. Vos concluded, “I am extremely pleased that this new structure will enable our business to continue to benefit from Philippe’s deep operational and strategic expertise.”

Ruff joins Belmond at a hugely exciting time as the business continues to make progress towards the delivery of its 2020 strategic growth plan.

ENDS

Jocelyn Betts — Corporate Communications Director (Global)

Jocelyn.betts@belmond.com / 0203 117 1362

About Belmond Ltd.

Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 47 hotel, rail and river cruise experiences, including one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants.

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